This agreement is between NEDAK Ethanol LLC and Jerome Fagerland. Jerome
Fagerland will have the title of General Manager of NEDAK Ethanol LLC and will begin work with said title on April 1, 2006. This position is a contract labor position.

Duties will involve general oversight of all aspects to the project. Jerome will report directly to the board of directors.

As compensation for this position, NEDAK Ethanol LLC agrees to the following:
     -    Base salary at $130,000 per year with payment every two weeks. ($5,000 for 26 weeks.)
     -    Reimbursement of insurance equivalent to exact insurance amount or
          $850.00 per month whichever is the lesser.
     -    Reimbursement of travel expenses with mileage paid at the rate of .485 cents per mile.
     -    A three-month severance package reflective upon yearly wage if project is voided.

This agreement will remain in effect until: a new agreement would be renegotiated as the facility advances into a more productive stage and/or with the onset of employees, or if either parties wish to terminate this agreement in which case a 30 day notice will be given.

     /s/ Everett Vogel                                           3/7/06
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Everett Vogel, Vice President                                     Date

    /s/ Steve Dennis                                             3/7/06
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Steve Dennis, Executive Search Comm. Chairman                     Date

    /s/ Jerome Fagerland                                         3/7/06
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Jerome Fagerland                                                  Date